Exhibit 99.1

Nutriband Inc. Signs 20-Year $90 Million Dollar Exclusive Distribution Agreement With Best Choice Inc. (Korea)

ORLANDO, Fla., May 10, 2018 – Nutriband Inc. (OTC: NTRB), a Nevada Corporation, is pleased to announce that it has signed an exclusive 20-year, $90 million distribution agreement for its transdermal consumer product lines with Best Choice Inc., a Korean consumer products distributor with a 20-year history of working with major chain retailers, including Costco and Lotte Department Stores.

Nutriband’s transdermal, or “through the skin,” solutions cover a growing number of consumer health and wellness needs, offering several benefits, including more consistent symptom control, enhanced convenience, increased tolerability, and the potential for fewer side effects. The Company’s transdermal consumer product lines will provide innovative delivery alternatives for a variety of popular health supplements, a market estimated to reach $278 billion by 2024.

Under the terms of the agreement, Best Choice will purchase a minimum of $2 million of Nutriband’s transdermal consumer products in year one, growing its annual minimum order value to $90 million by the end of year 20. The first order under the agreement was received on May 4 with the Company receiving $50,000 with a remaining $30,000 due upon delivery.

The distribution agreement covers all of Nutriband consumer grade transdermal products, most notably Nutriband’s energy patch and vitamin patch, and excludes all current and future medical, OTC, prescription, or diagnostic products. Other products to be launched under the agreement include the following:

●	Amino Acid Patch
●	Slimline Patch
●	Collagen Wrinkle Patch
●	Children’s Vitamin Patch
●	Natural Mosquito Repellant Patch
●	PMS Patch
●	Sleep Patch
●	Nausea and Motion Sickness Natural Patch
●	Glucosamine Patch
●	Detox Patch

The agreement provides Best Choice exclusivity for the territories of South Korea, Taiwan, the South Asia Countries, and the Peoples Republic of China. Exclusivity will only remain in place so long as order minimums and 10% year-over-year growth targets are met.

About Nutriband Inc.

Nutriband is a unique, result’s driven, health and pharmaceutical Company based in Orlando Florida. Unlike traditional health product companies, Nutriband found its start by spotting and targeting a gross and virtually unexplored niche in the supplement market through its method of ingredient delivery. All Nutriband products are based around the science of transdermal / Topical technologies.

www.nutriband.com – Corporate

www.shopnutriband.com – Find a list of our products available for purchase

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. Our actual results may differ materially from those anticipated in our forward-looking statements as a result of a number of factors, including our ability to create, sustain, manage or forecast our growth; our ability to attract and retain key personnel; changes in our business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions. Except as required by applicable law, we undertake no obligation to revise or update any of our forward-looking statements in order to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Gareth Sheridan

CEO

Nutriband Inc.

407 880-6810

info@nutriband.com

www.nutriband.com

Paul Kuntz

RedChip Companies

407-644-4256

paul@redchip.com